Schedule A

Trusts and Portfolios Covered by the Amended and Restated Sub-Advisory Agreement

between

Fidelity Management & Research Company LLC

and

Fidelity Management & Research (Hong Kong) Limited

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Covington Trust	Fidelity High Yield Factor ETF	Equity	03/07/2018
Fidelity Hanover Street Trust	Fidelity Emerging Markets Debt Central Fund	Equity	01/19/2011

Fidelity Management & Research Company LLC	Fidelity Management & Research (Hong Kong) Limited

By: /s/Christopher J. Rimmer By: /s/Christopher J. Rimmer

Name:

Christopher J. Rimmer

Name:

Christopher J. Rimmer

Title:

Treasurer

Title:

Treasurer